UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  March 2, 2004

Commission File Number 0-4281

ALLIANCE GAMING CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA

88-0104066

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (702) 270-7600
Registrant’s internet: www.alliancegaming.com

ITEM 2.  Acquisitions or Disposition of Assets

On March 2, 2004, Alliance Gaming Corporation (the “Alliance”) completed the acquisition of Sierra Design Group (SDG), a leading supplier of Class II and Class III gaming devices, systems and technology. Alliance acquired 100 percent of the outstanding shares of SDG for approximately $28.3 million of cash and 662,000 shares of Alliance Gaming Common Stock valued at $16.0 million. In addition, Alliance provided $73.0 million in pre-acquisition financing to SDG and assumed $7.2 million of long-term debt, for a total initial consideration of $124.5 million. Additional contingent consideration of up to $95.6 million may become payable, in equal portions of cash and stock, over the next three fiscal years upon the SDG business unit achieving certain significant revenue and EBITDA targets. The Amended and Restated Stock Purchase Agreement is attached as exhibit 2.1.

On March 3, 2004, 2004, Alliance Gaming Corporation issued a press release whereby it announced that the Company has completed the acquisition of SDG. Attached as Exhibit 99 hereto is a copy of such press release.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

The financial statements of SDG and the related accountants’ report required in connection with the transaction reported on this Form 8-K are not included herein.  Such financial statements and accountants’ report will be filed by amendment no later than 60 days after the date this report must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Article II of Regulation S-X in connection with the transaction reported on this Form 8-K is not included herein.  Such pro forma financial information will be filed by amendment no later than 60 days after the date this report must be filed.

(c)	Exhibits

2.1 Amended and Restated Stock Purchased Agreement dated March 2, 2004

(99) Press release dated March 3, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

ALLIANCE GAMING CORPORATION
(Registrant)

By	/s/ Robert Miodunski
President and Chief Executive Officer
(Principal Executive Officer)

By	/s/ Robert L. Saxton
Executive Vice President, Chief Financial
Officer and Treasurer (Principal
Financial and Accounting Officer)

Date: March 3, 2004